Exhibit 99.1

SYSVIEW TECHNOLOGY, INC. APPOINTS LAI MING LAU TO BOARD OF DIRECTORS


SAN JOSE, CA July 19, 2006 -- Sysview Technology, Inc. (OTC BB:SYVT.OB - NEWS), formerly Syscan Imaging, Inc., the world leader in USB powered portable image scanners and emerging developer of High Definition TV technology solutions announces the addition of Lai Ming Lau to its Board of Directors.

Ms. Lai Ming Lau has been a director and chief executive officer of RC Capital Limited since July 1992. RC Capital Limited is a privately-held company in Hong Kong which advises public and private companies. Ms. Lau has over 15 years experience in activities specifically related to production and manufacturing in China, Indonesia and Taiwan.

"As our various HDTV technologies near production, we continue to expand our manufacturing presence in Asia beyond our world-leading mobile scanners," Darwin Hu, Chairman and CEO of Sysview Technology, said. Mr. Hu continued, "We believe that Ms. Lau's background and experience will be very helpful to our Asian manufacturing strategy."

About Sysview Technology, Inc.

Sysview Technology, Inc. designs and manufactures imaging technology solutions for a worldwide customer base. The company currently manufactures and delivers 21-plus, proprietary mobile image-scanning products, which has allowed it to become the largest OEM private label manufacturer of USB driven mobile scanning systems in the world. Sysview's intellectual property portfolio in the imaging area consists of 19 patents with an additional 5 patents pending.

Recognizing the potential to leverage its years of imaging technology experience and manufacturing efficiencies, Sysview began developing new technologies targeting the HDTV display market. Products including its proprietary Nano-LCOS Imager and Next Wave Optical Light Engine, in various stages of development, are expected to begin reaching the marketplace in Q-1 2007. Additionally the Company is advancing its Sequential RGB LED Backlighting technology for LCD panels as well as creating an innovative "iTV" or intelligent interactive internet TV technology. These products and technologies are designed to significantly enhance picture quality, decrease power consumption, and enhance the viewing experience, while reducing the manufacturing costs associated with large screen High Definition televisions.

All trademarks and copyrights contained herein are the property of their respective holders.

Note on Forward-Looking Statements:

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Sysview undertakes no obligation to update publicly any forward-looking statements.

 CONTACT:
     Company Contact:
     Sysview Technology, Inc.
     David P. Clark
     (408) 213-3701